Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CIRCOR INTERNATIONAL, INC.

CIRCOR International, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

A.This Certificate of Amendment (the “Certificate of Amendment”) amends certain provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 14, 1999 (the “Certificate of Incorporation”) as set out below.

B.Article VI, Sections 3, 4 and 5 of the Certificate of Incorporation are hereby amended and restated in their entirety as follows:

3.Terms of Directors. The number of Directors of the Corporation shall be fixed solely by resolution duly adopted from time to time by the Board of Directors. Commencing with the election of Directors at the annual meeting of stockholders to be held in 2020, the Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into two classes, Class I and Class II, with the Class I Directors consisting of those Directors whose terms expire at the annual meeting of stockholders to be held in 2021 and the Class II Directors consisting of those Directors whose terms expire at the annual meeting of stockholders to be held in 2022. The successors of the Directors whose terms expire at the annual meeting of stockholders to be held in 2020 shall be elected to Class I with a term expiring at the annual meeting of stockholders to be held in 2021.

Commencing with the election of Directors at the annual meeting of stockholders to be held in 2021, there shall be a single class of Directors, Class I, with all Directors of such class having a term that expires at the annual meeting of stockholders to be held in 2022. The successors of the Directors who, immediately prior to the annual meeting of stockholders to be held in 2021, were members of Class I (and whose terms expire at the annual meeting of stockholders to be held in 2021) shall be elected to Class I for a term that expires at the annual meeting of stockholders to be held in 2022, and the Directors who, immediately prior to the annual meeting of stockholders to be held in 2021, were members of Class II and whose terms were scheduled to expire at the annual meeting of stockholders to be held in 2022 shall become Class I Directors with a term expiring at the annual meeting of stockholders to be held in 2022.

From and after the election of Directors at the annual meeting of stockholders to be held in 2022, the Board of Directors shall cease to be classified, and the Directors elected at the annual meeting of stockholders to be held in 2022 (and each annual meeting of stockholders thereafter) shall be elected for terms expiring at the next succeeding annual meeting of stockholders.

Commencing with the election of Directors at the annual meeting of stockholders to be held in 2021, except in a contested election, any election of Directors by stockholders shall be determined by a majority of the votes cast at such meeting in favor of the nominee. In a contested election, a Director shall be elected by a plurality of the votes cast at such meeting. A contested election shall be one in which there are more nominees than positions on the Board of Directors to be filled at the meeting as of the fifth (5th) day prior to the date on which the Corporation files its definitive proxy statement with the Securities and Exchange Commission. Any subsequent amendment or supplement of the definitive proxy statement shall not affect the status of the election.

Each Director shall hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and any certificate of designations applicable thereto, except that such Directors so elected shall not be divided into classes pursuant to this Article VI.3.

4.Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies on the Board of Directors relating thereto, any and all vacancies on the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum. For so long as the Board of Directors is classified, any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal; thereafter, any Director appointed in accordance with the preceding sentence shall hold office until the next succeeding annual meeting of stockholders and until such Director's successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, for so long as the Board of Directors is classified, when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy on the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

5.Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, for so long as the Board of Directors is classified, any Director (including persons elected by Directors to fill vacancies on the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of two-thirds of the shares then entitled to vote at an election of directors; thereafter, the directors of the Corporation may be removed from office with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal shall be considered at the meeting.

C.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

D.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

E.The Certificate of Amendment shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has caused the Certificate of Amendment to be executed by the officer below this 12th day of June, 2020.

CIRCOR INTERNATIONAL, INC.

By: /s/ Scott Buckhout
________________________________
Name: Scott Buckhout
Title: Chief Executive Officer